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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
DANIEL W. COLSON                         |    HOLLINGER INTERNATIONAL INC. - VIA           |       X   Director        10% Owner
                                         |         ITS SUBSIDIARY HOLLINGER                |     -----            -----
                                         |       INTERNATIONAL PUBLISHING INC.             |       X   Officer (give title below)
                                         |                                                 |     -----
-------------------------------------------------------------------------------------------|           Other (specify below)
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |     -----
                                         |   Number of           |     Month/Year          |     VICE CHAIRMAN
                                         |   Reporting Person,   |                         |
C/O HOLLINGER INTERNATIONAL INC.         |   if an Entity        |     OCTOBER 2001        |----------------------------------------
401 NORTH WABASH, SUITE 740              |   (Voluntary)         |                         |7. Individual or Joint/Group Filing
-----------------------------------------|                       |-------------------------|   (Check applicable line)
               (Street)                  |                       |  5. If Amendment,       | X  Form Filed by One Reporting Person
                                         |                       |     Date of Original    | --
                                         |                       |     (Month/Year)        |    Form Filed by More than One
CHICAGO,       ILLINOIS          60611   |                       |                         | -- Reporting Person
-----------------------------------------|-------------------------------------------------|
(City)          (State)          (Zip)   |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |          | (A)  |        | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |          |  or  |        |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount   | (D)  |  Price |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|--------- |---------
9.25% SENIOR SUBORDINATED NOTES OF    |  10/15/01    |   P   |   V   |$1,000,000|  A   | $93.75 | $1,000,000  |    I     |VIA BROWN
HOLLINGER INTERNATIONAL PUBLISHING    |              |       |       |WORTH OF  |      | PER    | WORTH OF    |          |BROTHERS,
INC., DUE MARCH 15, 2007              |              |       |       |NOTES     |      | NOTE   | NOTES       |          |HARRIMAN &
                                      |              |       |       |          |      |        |             |          |CO., NY
                                      |              |       |       |          |      |        |             |          |BROKERAGE
                                      |              |       |       |          |      |        |             |          |ACCOUNT
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|----------|---------
                                      |              |       |       |          |      |        | $1,500,000  |    I     |VIA
                                      |              |       |       |          |      |        | WORTH OF    |          |MERRILL
                                      |              |       |       |          |      |        | NOTES       |          |LYNCH
                                      |              |       |       |          |      |        |             |          |BROKERAGE
                                      |              |       |       |          |      |        |             |          |ACCOUNT
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|----------|---------
                                      |              |       |       |          |      |        |             |          |
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|----------|---------
                                      |              |       |       |          |      |        |             |          |
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|----------|---------
                                      |              |       |       |          |      |        |             |          |
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|----------|---------
                                      |              |       |       |          |      |        |             |          |
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|----------|---------
                                      |              |       |       |          |      |        |             |          |
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|----------|---------
                                      |              |       |       |          |      |        |             |          |
--------------------------------------|--------------|-------|-------|----------|------|--------|-------------|----------|---------
                                      |              |       |       |          |      |        |             |          |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-97)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                                    By:     /s/ DANIEL W. COLSON    October 22, 2001
                                                                                       ---------------------------- ----------------
                                                                                    **Signature of Reporting Person        Date

                                                                                    DANIEL W. COLSON

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                           (Print or Type Responses)